                                                                         ANNEX G

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULE

                                                              PAGE
                                                              ----
CHAMPIONSHIP AUTO RACING TEAMS, INC.
  Independent Auditors' Report..............................  F-2
  Consolidated Balance Sheets as of
     September 30, 2003 (unaudited), December 31, 2002 and
     2001...................................................  F-3
  Consolidated Statements of Operations for the
     Nine Months Ended September 30, 2003 and 2002
     (unaudited),
     and Years Ended December 31, 2002, 2001 and 2000.......  F-4
  Consolidated Statements of Stockholders' Equity for the
     Nine Months Ended September 30, 2003 (unaudited),
     and Years Ended December 31, 2002, 2001 and 2000.......  F-5
  Consolidated Statements of Cash Flows for the
     Nine Months Ended September 30, 2003 and 2002
     (unaudited),
     and Years Ended December 31, 2002, 2001 and 2000.......  F-6
  Notes to Consolidated Financial Statements................  F-7
CHAMPIONSHIP AUTO RACING TEAMS, INC.,
  SUPPLEMENTAL SCHEDULE
  Valuation and Qualifying Accounts
     Years Ended December 31, 2002, 2001, and 2000..........  S-1

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Championship Auto Racing Teams,
Inc.:

     We have audited the accompanying consolidated balance sheets of Championship Auto Racing Teams, Inc. (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index on page S-1. These financial statements and financial statement schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements and consolidated financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Championship Auto Racing Teams, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, in 2002, the Company changed its method of accounting for goodwill and other intangible assets. Also, as discussed in Note 14, in March, 2003, the Company realigned its segment reporting structure to separately report two business segments.

     We have not audited any financial statements of the Company for any period subsequent to December 31, 2002. However, as discussed in Note 19 to the financial statements, the financial condition of the Company has deteriorated significantly during the nine month period ended September 30, 2003. As further discussed in Note 19, the Company has experienced a significant decline in revenue from all its previous revenue sources and incurred a substantial increase in operating expenses. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 19. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana
February 27, 2003
(March 7, 2003 as to Note 18)
(November 11, 2003 as to Notes 14 and 19)

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                     AS OF
                                                                  AS OF          DECEMBER 31,
                                                              SEPTEMBER 30,   -------------------
                                                                  2003          2002       2001
                                                              -------------   --------   --------
                                                               (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,099      $  6,773   $ 27,765
  Short-term investments....................................      17,551        79,489     87,621
  Accounts receivable (net of allowance for doubtful
    accounts of $1,823 at September 30, 2003 (unaudited),
    and $1,282 and $7,388 at December 31, 2002 and 2001,
    respectively)...........................................       3,774         4,657      5,195
  Inventory.................................................          --            --         70
  Prepaid expenses and other current assets.................       6,116         1,474      2,805
  Income tax refundable.....................................         695        10,087         --
  Deferred income taxes.....................................          --         1,184      2,856
  Current portion note receivable...........................         132            --         --
                                                                --------      --------   --------
    Total current assets....................................      30,367       103,664    126,312
NOTES RECEIVABLE............................................         891            --         --
PROPERTY AND EQUIPMENT -- NET...............................      11,847        10,403      4,832
GOODWILL (net of accumulated amortization of $133 in
  2001).....................................................          --            --      1,470
OTHER ASSETS (net of accumulated amortization of $116 at
  September 30, 2003 (unaudited), and $116 and $116 at
  December 31, 2002 and 2001, respectively).................         548           384        327
                                                                --------      --------   --------
TOTAL ASSETS................................................    $ 43,653      $114,451   $132,941
                                                                ========      ========   ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Long term debt -- current portion.........................    $  2,523      $     --   $     --
  Accounts payable..........................................       3,768         1,703      3,009
  Accrued liabilities:
    Race expenses and point awards..........................       3,316            --         --
    Royalties...............................................          90           173        222
    Payroll.................................................         600         2,455      4,298
    Taxes...................................................         454           743        110
    Other...................................................       4,950         4,879      5,558
  Deferred revenue..........................................       3,272         1,423      1,511
                                                                --------      --------   --------
Total current liabilities...................................      18,973        11,376     14,708
DEFERRED INCOME TAXES.......................................          --            57        297
COMMITMENTS AND CONTINGENCIES (Note 10).....................          --            --         --
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 5,000,000 shares
    authorized, none issued and outstanding at September 30,
    2003 (unaudited), and December 31, 2002 and 2001........          --            --         --
  Common stock, $.01 par value; 50,000,000 shares
    authorized, 14,718,134 shares issued and outstanding at
    September 30, 2003 (unaudited), and December 31, 2002
    and 2001................................................         147           147        147
  Additional paid-in capital................................      87,765        87,765     87,765
  Accumulated earnings (deficit)............................     (63,396)       14,511     29,028
  Accumulated other comprehensive income....................         164           595        996
                                                                --------      --------   --------
Total stockholders' equity..................................      24,680       103,018    117,936
                                                                --------      --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $ 43,653      $114,451   $132,941
                                                                ========      ========   ========

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                              -------------------------   ----------------------------
                                                                 2003          2002         2002      2001      2000
                                                              -----------   -----------   --------   -------   -------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
REVENUES:
  Sanction fees.............................................   $ 16,131      $ 27,082     $ 36,607   $47,226   $38,902
  Sponsorship revenue.......................................      6,591         8,039       10,150    12,314    21,063
  Television revenue........................................      1,734         4,230        4,538     5,228     5,501
  Race promotion revenue....................................     10,628         1,417        1,417        --        --
  Engine leases, rebuilds and wheel sales...................      1,425            --           --     1,286     2,122
Other revenue...............................................      2,233         2,665        4,533     4,209     7,460
                                                               --------      --------     --------   -------   -------
    Total revenues..........................................     38,742        43,433       57,245    70,263    75,048
EXPENSES:
  Race distributions........................................     49,728        15,778       19,797    18,599    15,370
  Race expenses.............................................      6,530         8,432       10,823    10,618     9,869
  Race promotion expense....................................     20,784         8,935        9,687        --        --
  Cost of engine rebuilds and wheel sales...................         --            --           --       348       652
  Television expense........................................     13,910         9,604       10,975        --        --
  Administrative and indirect expenses (includes severance
    expense of $0 and $0 as of September 30, 2003 and 2002,
    respectively (unaudited), and $0, $4,329 and $2,758 as
    of December 31, 2002, 2001 and 2000, respectively)......     16,334        20,762       27,756    35,605    25,275
  Bad debt-sponsorship partner (Note 11)....................         --            --           --        --     6,320
  Merger and strategic charges..............................      1,355            --           --        --        --
  Asset impairment and strategic charges (Notes 9 and 19)...      3,299            --           --     8,548        --
  Litigation and settlements expense (Notes 10 and 19)......      2,660            --           --     3,547        --
  Relocation expense........................................         --         1,305        1,422        --        --
  Depreciation and amortization.............................      2,842         1,045        1,436     1,493     1,352
                                                               --------      --------     --------   -------   -------
    Total expenses..........................................    117,442        65,861       81,896    78,758    58,838
                                                               --------      --------     --------   -------   -------
OPERATING INCOME (LOSS).....................................    (78,700)      (22,428)     (24,651)   (8,495)   16,210
  Realized gain on sale of investments......................        332             2           26        --        --
  Interest income...........................................      1,121         3,083        3,762     7,033     7,463
                                                               --------      --------     --------   -------   -------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE.........................................    (77,247)      (19,343)     (20,863)   (1,462)   23,673
INCOME TAX EXPENSE (BENEFIT)................................        660        (6,769)      (7,302)     (512)    8,520
                                                               --------      --------     --------   -------   -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE....................................................    (77,907)      (12,574)     (13,561)     (950)   15,153
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX).........         --          (956)        (956)       --        --
                                                               --------      --------     --------   -------   -------
NET INCOME (LOSS)...........................................   $(77,907)     $(13,530)    $(14,517)  $  (950)  $15,153
                                                               ========      ========     ========   =======   =======
EARNINGS (LOSS) PER SHARE BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE:
  BASIC.....................................................   $  (5.29)     $  (0.85)    $  (0.92)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
  DILUTED...................................................   $  (5.29)     $  (0.85)    $  (0.92)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
NET EARNINGS (LOSS) PER SHARE:
  BASIC.....................................................   $  (5.29)     $  (0.92)    $  (0.99)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
  DILUTED...................................................   $  (5.29)     $  (0.92)    $  (0.99)  $ (0.06)  $  0.97
                                                               ========      ========     ========   =======   =======
WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC.....................................................     14,718        14,718       14,718    15,289    15,624
                                                               ========      ========     ========   =======   =======
  DILUTED...................................................     14,718        14,718       14,718    15,289    15,657
                                                               ========      ========     ========   =======   =======

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                ACCUMULATED
                                   COMMON STOCK     ADDITIONAL   ACCUMULATED       OTHER
                                  ---------------    PAID-IN      EARNINGS     COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                  SHARES   AMOUNT    CAPITAL      (DEFICIT)    INCOME (LOSS)      EQUITY       INCOME (LOSS)
                                  ------   ------   ----------   -----------   -------------   -------------   -------------
                                                                        (IN THOUSANDS)
BALANCES, JANUARY 1, 2000.......  15,586    $156     $ 99,671      $ 14,825        $(322)        $114,330
  Net income....................      --      --           --        15,153           --           15,153        $ 15,153
  Unrealized gain on
     investments................      --      --           --            --          950              950             950
                                                                                                                 --------
  Comprehensive income..........      --      --           --            --           --               --        $ 16,103
                                                                                                                 ========
  Exercise of options...........     179       2        3,459            --           --            3,461
                                  ------    ----     --------      --------        -----         --------
BALANCES, DECEMBER 31, 2000.....  15,765     158      103,130        29,978          628          133,894
  Net loss......................      --      --           --          (950)          --             (950)       $   (950)
  Unrealized gain on
     investments................      --      --           --            --          368              368             368
                                                                                                                 --------
  Comprehensive loss............      --      --           --            --           --               --        $   (582)
                                                                                                                 ========
  Exercise of options...........       7      --          109            --           --              109
  Acquisition and retirement of
     common stock...............  (1,054)    (11)     (15,474)           --           --          (15,485)
                                  ------    ----     --------      --------        -----         --------
BALANCES, DECEMBER 31, 2001.....  14,718     147       87,765        29,028          996          117,936
  Net loss......................      --      --           --       (14,517)          --          (14,517)       $(14,517)
  Unrealized loss on
     investments................      --      --           --            --         (384)            (384)           (384)
  Reclassification adjustment...      --      --           --            --          (17)             (17)            (17)
                                                                                                                 --------
  Comprehensive loss............      --      --           --            --           --               --        $(14,918)
                                  ------    ----     --------      --------        -----         --------        ========
BALANCES, DECEMBER 31, 2002.....  14,718    $147     $ 87,765      $ 14,511        $ 595         $103,018
                                  ------    ----     --------      --------        -----         --------
(Unaudited)
BALANCES, JANUARY 1, 2003.......  14,718    $147     $ 87,765      $ 14,511        $ 595         $103,018
  Net loss......................      --      --           --       (77,907)          --          (77,907)       $(77,907)
  Unrealized loss on
     investments................      --      --           --            --         (272)            (272)           (272)
  Reclassification adjustment,
     available-for-sale
     securities, sold net of
     taxes......................      --      --           --            --         (159)            (159)           (159)
                                                                                                                 --------
  Comprehensive loss............      --      --           --            --           --               --        $(78,338)
                                  ------    ----     --------      --------        -----         --------        ========
BALANCES, SEPTEMBER 30, 2003....  14,718    $147     $ 87,765      $(63,396)       $ 164         $ 24,680
                                  ======    ====     ========      ========        =====         ========

          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                              -------------------------   -----------------------------
                                                                 2003          2002         2002       2001      2000
                                                              -----------   -----------   --------   --------   -------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $(77,907)     $(13,530)    $(14,517)  $   (950)  $15,153
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Cumulative effect of accounting change (net of tax).......         --           956          956         --        --
  Asset impairment and impairment of goodwill...............      3,299            --           --      5,628        --
  Depreciation and amortization.............................      3,123         1,045        1,436      1,493     1,352
  Bad debt-sponsorship partner..............................         --            --           --         --     6,320
  In-kind revenue...........................................         --            --           --         --    (1,084)
  Net loss (gain) from sale/disposal of property and
    equipment...............................................        636            17           16      1,975       (29)
  Deferred income taxes.....................................      1,127        (7,743)       1,946     (1,208)   (2,014)
  Changes in assets and liabilities that provided (used)
    cash:
    Accounts receivable.....................................      1,210        (3,997)         538        383    (3,118)
    Notes receivable........................................       (400)           --           --         --        --
    Inventory...............................................         --           (25)          70         81       160
    Prepaid expenses and other assets.......................     (4,675)        1,303        1,274     (2,240)     (188)
    Refundable income tax...................................      9,392            --      (10,087)        --        --
    Accounts payable........................................        339         2,025       (1,306)     1,034      (156)
    Accrued liabilities.....................................      1,160         2,890       (1,938)     6,320     1,100
    Deferred revenue........................................      1,670         6,630          (88)      (941)   (2,429)
    Deposits................................................         --            --           --       (778)      778
                                                               --------      --------     --------   --------   -------
      Net cash provided by (used in) operating activities...    (61,026)      (10,429)     (21,700)    10,797    15,845
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for Purchase of Raceworks, LLC, net of cash
    acquired................................................       (462)           --           --         --        --
  Purchase of investments...................................     (7,254)     (120,252)    (138,698)   (60,950)  (90,255)
  Proceeds from sale of investments.........................     68,761       120,036      146,429     71,903    84,757
  Notes receivable..........................................       (623)           --           --      2,682       622
  Acquisition of property and equipment.....................     (3,178)       (1,971)      (7,050)      (880)   (2,353)
  Proceeds from sale of property and equipment..............         81            25           27         86       235
  Acquisition of trademark..................................         --            --           --         (1)      (24)
                                                               --------      --------     --------   --------   -------
      Net cash provided by (used in) investing activities...     57,325        (2,162)         708     12,840    (7,018)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock..................................         --            --           --        109     3,461
  Repurchase of common stock................................         --            --           --    (15,485)       --
  Payments on Long Term Debt................................       (973)           --           --         --        --
                                                               --------      --------     --------   --------   -------
      Net cash provided by (used in) financing activities...       (973)           --           --    (15,376)    3,461
                                                               --------      --------     --------   --------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     (4,674)      (12,591)     (20,992)     8,261    12,288
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      6,773        27,765       27,765     19,504     7,216
                                                               --------      --------     --------   --------   -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $  2,099      $ 15,174     $  6,773   $ 27,765   $19,504
                                                               ========      ========     ========   ========   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Income taxes............................................   $    278      $      1     $      1   $  3,189   $ 8,934
                                                               ========      ========     ========   ========   =======
    Interest................................................   $  9,392      $     --     $     --   $      5   $    --
                                                               ========      ========     ========   ========   =======

Supplemental Disclosures of Noncash Investing and Financing Activities -- During the year ended December 31, 2000, the Company received property and equipment of approximately $1.1 million in exchange for sponsorship privileges to the providers. During the nine months ended September 30, 2003, the Company received property, equipment, and/or services of approximately $616 in exchange for sponsorship privileges to the providers (unaudited). Also, during the nine months ended September 30, 2003, the Company issued a promissory note of $722 in connection with the purchase of Raceworks, LLC (unaudited).
          See accompanying notes to consolidated financial statements.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization. CART, Inc., ("CART") (a Michigan corporation) was organized as a not-for-profit corporation in 1978, with its main purpose being to promote the sport of automobile racing, primarily open-wheel type racing cars. As of January 1, 1992, the entity became a for-profit corporation and continued to use the CART name.

     In December 1997, Championship Auto Racing Teams, Inc., (a Delaware corporation) was formed to serve as a holding company for CART and its subsidiaries (the "Reorganization"). Each outstanding share of common stock of CART was acquired in exchange for 400,000 shares of common stock of the Company. References to the "Company" mean Championship Auto Racing Teams, Inc. and its subsidiaries.

     The Company is the sanctioning body responsible for organizing, marketing and staging each of the racing events for the open-wheel motorsports series -- the Champ Car World Series. The Company also acts as a promoter at certain events. The Company stages events at four different types of tracks, including superspeedways, ovals, temporary road courses and permanent road courses, each of which require different skills and disciplines from the drivers and teams.

     Principles of Consolidation. The consolidated financial statements of the Company include the financial statements of Championship Auto Racing Teams, Inc. and its wholly-owned subsidiaries -- CART, Inc., American Racing Series, Inc. ("ARS"), Pro-Motion Agency, Ltd. and CART Licensed Products, Inc. At the end of the 2001 season, the Company discontinued the operations of American Racing Series, Inc. All significant intercompany balances have been eliminated in consolidation.

     Inventory. Inventory consists of wheels, parts and merchandise, which are stated at the lower of cost or market on a first-in, first-out basis.

     Property and Equipment. Property and equipment are stated at cost and are depreciated using the straight-line and accelerated methods over their estimated useful lives which range from 3 to 20 years. Leasehold improvements are amortized over the shorter of the life of the leases or the remaining useful life of the leasehold improvements.

     Revenue Recognition. Substantially all of the Company's revenue is derived from sanction fees, promotion revenues, sponsorship revenues, television revenues, and engine leases, each of which is dependent upon continued fan support and interest in Champ Car race events. Sanction fee revenues are fees paid to the Company by track promoters to sanction a Champ Car event at the race venue and to provide the necessary race management. In 2002, the Company self-promoted certain events. Revenues received for events the Company promotes are recorded as promotion revenues. The Company receives sponsorship revenues from companies who desire to receive brand and product exposure in connection with Champ Car races. Pursuant to broadcast agreements, the Company generates revenues for the right to broadcast the races, with revenues based upon viewership with a minimum guarantee for contracts through 2001 and for certain international contracts in 2002. In 2002, the Company bought the air-time and paid for production for certain races and received the advertising inventory for certain races. The Company also receives revenues from royalty fees paid for licenses to use servicemarks of the Company, various drivers, teams, tracks and industry sponsors for merchandising programs and product sales.

     Recognition of revenue from race sanction agreements is deferred until the event occurs. Sponsorship revenue and engine lease revenue are recognized ratably over the period covered by the agreement. Barter revenue is recognized at the time of the event. Television revenue is recognized ratably over the race schedule. Other revenues include membership and entry fees, contingency awards money, rights fees and royalty income. Membership and entry fees and contingency award money are recognized ratably over the race schedule. Royalty income is recognized as the related product sales occur or on a monthly basis based on a minimum guarantee.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     Cash and Cash Equivalents. Cash and cash equivalents include investments with original maturities of three months or less at the date of original acquisition.

     Short-term Investments. The Company's short-term investments are categorized as available-for-sale, as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders' equity as accumulated other comprehensive income until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

     Goodwill. In June 2001, the FASB issued SFAS No. 142, "Goodwill and Intangible Assets". The statement requires companies to stop amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, goodwill and intangible assets with indefinite useful lives will be tested for impairment upon adoption of the statement and annually thereafter. The Company performs its annual impairment review for intangible assets during the fourth quarter of each year, commencing with the fourth quarter of 2002. As a result of adoption, the Company no longer records amortization expense related to goodwill or intangible assets with indefinite useful lives.

     The Company adopted SFAS No. 142, effective January 1, 2002, which resulted in a one-time, non-cash charge of $1.5 million, or $956,000 net of tax benefit of $514,000, to write-off the value of its goodwill. The goodwill was recorded under the purchase method of accounting for the purchases of Pro-Motion Agency, Inc. and CART Licensed Products, LP, on April 10, 1998 and January 1, 1999, respectively. Such charge is non-recurring in nature and is reflected as a cumulative effect of an accounting change in the accompanying consolidated statements of operations. Previous to the adoption of SFAS No. 142, the Company had accounted for its goodwill and intangible assets in accordance with the accounting standards existing at the time, and the Company's analyses did not result in recognition of any impairment loss prior to the adoption of SFAS No. 142, except as discussed in Note 9.

     Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. In calculating the impairment charge, the fair values of the reporting units were estimated using a discounted cash flow methodology.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     A reconciliation of net loss and loss per share, adjusted to exclude amortization expense, net of tax, for the period prior to adoption and the cumulative effect of accounting change recognized in 2002, is as follows:

                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     ----------------------------------------------------------
                                      NINE MONTHS               FOR THE YEARS ENDED
                                         ENDED       ------------------------------------------
                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         2003            2002           2001           2000
                                     -------------   ------------   ------------   ------------
                                      (UNAUDITED)
Reported net income (loss).........    $(77,907)       $(14,517)       $ (950)       $15,153
Add back: Goodwill amortization,
  net of tax.......................          --              --            27             --
Add back: Trademark amortization,
  net of tax.......................          --              --            17             18
Cumulative effect of accounting
  change, net of tax...............          --             956            --             --
                                       --------        --------        ------        -------
Adjusted net loss..................    $(77,907)       $(13,561)       $ (906)       $15,171
                                       ========        ========        ======        =======
Basic and Diluted:
  Reported net loss per share......    $  (5.29)       $  (0.99)       $(0.06)       $  0.97
  Amortization, net of tax.........          --              --            --             --
  Cumulative effect of accounting
     change, net of tax............          --            0.07            --             --
                                       --------        --------        ------        -------
  Adjusted loss per share..........    $  (5.29)       $  (0.92)       $(0.06)       $  0.97
                                       ========        ========        ======        =======

     Management Estimates. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at December 31, 2002 and 2001, and the reported amounts of revenues and expenses during the periods presented. The actual outcome of the estimates could differ from the estimates made in the preparation of the consolidated financial statements.

     Financial Instruments. The fair values and carrying amounts of certain of the Company's financial instruments, primarily accounts receivable, accounts payable and accrued liabilities, are approximately equivalent due to the short-term nature of the instruments.

     Accounting Pronouncements. In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Accounting for Business Combinations." The statement changes the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. The Company adopted this statement on January 1, 2002 and there was no impact on the financial statements upon adoption.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." This statement retains the impairment loss recognition and measurement requirements of SFAS No. 121. In addition, it requires that one accounting model be used for long-lived assets to be disposed of by sale, and broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this statement on January 1, 2002, and there was no impact on the financial statements upon adoption.

     On April 30, 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The statement is intended to update,

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

clarify and simplify existing accounting pronouncements. The Company adopted this statement in May 2002, and there was no impact on the financial statements upon adoption.

     On July 30, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Management does not believe this statement will have a material effect on its consolidated financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantee Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements regarding certain guarantees and product warranties. The recognition provisions of FIN 45 will be effective for guarantees issued or modified after December 31, 2002. The Company does not expect the recognition provisions of FIN 45 will have a material impact on the Company's financial position or results of operations.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entity". The term "variable interest" is defined in FIN 46 as "contractual, ownership or other pecuniary interests in an entity that change with changes in the entity's net asset value." Variable interests are investments or other interests that will absorb a portion of an entity's expected losses if they occur or receive portions of the entity's expected residual returns if they occur. The Company does not expect the recognition provisions of FIN 46 to have a material impact on the Company's financial position or results of operations.

     On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends SFAS Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     As permitted by SFAS No. 123, the Company has chosen to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for its stock options granted to employees and directors. Under APB No. 25, the Company does not recognize compensation expense on the issuance of its stock options because the option terms are fixed, and the exercise price equals the market price of the underlying stock on the grant date.

     However, as required by SFAS No. 123, the Company has calculated pro forma information as if it had determined compensation cost based on the fair value at the grant date for its stock options granted to employees and directors. In accordance with SFAS No. 123, for the year ended December 31, 2002, the fair value of option grants is estimated on the date of grant using the Black-Scholes option pricing model for pro-forma purposes with the following assumptions used for all grants: expected volatility of 71%, expected dividend yield of 0%, risk-free interest rate of 3% and an expected life of 10 years. For the year ended December 31, 2001, the fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model for pro forma purposes with the following assumptions used for all grants: expected volatility of 30%, expected dividend yield of 0%, risk-free interest rate of 4% and an expected life of 10 years. For the year ended December 31, 2000, the fair value of option grants was estimated on the date of grant using the Black-Scholes option-pricing model for pro forma purposes with the following assumptions used for all

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

grants: expected volatility of 27%, expected dividend yield of 0%, risk-free interest rate of 5% and an expected life of 10 years. Had the Company determined compensation cost based on the fair value at the grant date for its stock under SFAS No. 123, net earnings (loss) and diluted earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,
                                 -------------------------
                                    2003          2002         2002       2001      2000
                                 -----------   -----------   --------   --------   -------
                                 (UNAUDITED)   (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET EARNINGS (LOSS)
As reported....................   $(77,907)     $(13,530)    $(14,517)  $   (950)  $15,153
Total stock-based employee
  compensation expense
  determined under the fair
  value based method, net of
  related tax effects..........     (1,644)         (953)         (56)      (837)     (720)
                                  --------      --------     --------   --------   -------
Pro forma......................   $(79,551)     $ 14,483     $(14,573)  $ (1,787)  $14,433
                                  ========      ========     ========   ========   =======
DILUTED EARNINGS (LOSS) PER
  SHARE
As reported....................   $  (5.29)     $  (0.92)    $  (0.99)  $  (0.06)  $  0.97
Total stock-based employee
  compensation expense
  determined under the fair
  value based method, net of
  related tax effects..........      (0.11)        (0.06)          --      (0.06)    (0.05)
                                  --------      --------     --------   --------   -------
Pro forma......................   $  (5.40)     $  (0.98)    $  (0.99)  $  (0.12)  $  0.92
                                  ========      ========     ========   ========   =======

     Reclassifications. Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements in order for them to conform to the 2002 presentation.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

2.  SHORT-TERM INVESTMENTS

     The following is a summary of the estimated fair value of available-for-sale short-term investments by balance sheet classification at December 31:

                                                                                GROSS
                                                                              UNREALIZED
                                                                             ------------
                                                       COST     FAIR VALUE   GAIN   LOSS
                                                      -------   ----------   ----   -----
                                                                (IN THOUSANDS)
2002
Letters of credit...................................  $    30    $    30     $ --   $  --
Corporate bonds.....................................    2,538      2,556       18      --
U.S. agencies securities............................   76,003     76,903      900       2
                                                      -------    -------     ----   -----
Total short-term investments........................  $78,571    $79,489     $918   $   2
                                                      =======    =======     ====   =====
2001
Letters of credit...................................  $ 8,167    $ 8,167     $ --   $  --
Corporate bonds.....................................      507        511        4      --
U.S. agencies securities............................   77,951     78,943      992      --
                                                      -------    -------     ----   -----
Total short-term investments........................  $86,625    $87,621     $996   $  --
                                                      =======    =======     ====   =====
September 30, 2003 (Unaudited)
U.S. agencies securities............................  $17,387    $17,551     $164   $  --
                                                      -------    -------     ----   -----
Total short-term investments........................  $17,387    $17,551     $164   $  --
                                                      =======    =======     ====   =====

     Proceeds from sales of investments were approximately $146.4 million and $71.9 million in 2002 and 2001, respectively. In 2002 and 2001, gross gains and losses on such sales were not significant.

     Contractual maturities range from less than one year to two years. The weighted average maturity of the portfolio does not exceed one year.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                              SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,       USEFUL LIFE
                                  2003            2002           2001           (IN YEARS)
                              -------------   ------------   ------------   -------------------
                               (UNAUDITED)
                                     (DOLLAR AMOUNTS IN THOUSANDS)
Engines.....................     $ 4,300        $ 4,000        $2,456*               2
Equipment...................      11,107          7,242          4,890             5-20
Furniture and fixtures......         623            425            413              10
Vehicles....................       4,158          4,065          3,553              5-7
Other.......................         270            268            215               5
                                                                             (except leasehold
                                                                               improvements)
                                 -------        -------        -------
Total.......................      20,458         16,000         11,527
Less accumulated
  depreciation..............      (8,611)        (5,597)        (6,695)
                                 -------        -------        -------
Property and equipment
  (net).....................     $11,847        $10,403        $ 4,832
                                 =======        =======        =======

---------------

* 2001 engines are no longer in service and have been fully depreciated and disposed.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

4.  CAPITAL STOCK

     In 2002, there were no repurchases or retirements of common stock.

     During the year ended December 31, 2001, the Company repurchased and retired 1,054,000 shares of its common stock for an aggregate cost of $15.5 million, pursuant to its stock repurchase program authorized by the Board of Directors in April 2001. The program allows the Company to repurchase up to 2.5 million shares of its outstanding common stock from time to time in open market or privately negotiated transactions. Repurchases under the program will be made at the discretion of management based upon market, business, legal, accounting and other factors. Currently, the Company has no intention to purchase any of its outstanding shares.

5.  OPERATING LEASES

     The Company has entered into various non-cancelable operating leases for office space and equipment which expire through 2010. Total rent expense for these operating leases were approximately $491,173, $638,000 and $594,000 for 2002, 2001 and 2000, respectively.

     At December 31, 2002, approximate future minimum lease payments under non-cancelable operating leases are as follows:

                                                              (IN THOUSANDS)
Years Ending December 31:
  2003......................................................      $  503
  2004......................................................         521
  2005......................................................         523
  2006......................................................         529
  2007......................................................         540
  2008 and thereafter.......................................         991
                                                                  ------
Total.......................................................      $3,607
                                                                  ======

6.  INCOME TAXES

     Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     Realization of the Company's deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized, except for the state tax net operating loss carryforward.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     The tax effects of temporary differences giving rise to deferred tax assets and liabilities at December 31 are as follows:

                                                               2002     2001
                                                              ------   ------
                                                              (IN THOUSANDS)
Current deferred tax assets (liabilities):
  Allowance for doubtful accounts...........................  $  586   $2,853
  Net capital loss carryforwards............................      45       55
  State taxes...............................................      --      (52)
  Deferred compensation.....................................     874       --
  Unrealized investment gains...............................    (321)      --
                                                              ------   ------
     Net current deferred tax asset.........................  $1,184   $2,856
                                                              ======   ======
Non-current deferred tax assets (liabilities):
  Basis difference in fixed assets..........................  $ (678)  $ (628)
  State tax net operating loss carryforward.................     682       --
  Valuation allowance, state tax net operating loss
     carryforward...........................................    (682)      --
  Goodwill..................................................     438      (64)
  Charitable contribution carryforwards.....................     150      186
  Tax credit carryforwards..................................      --      209
  State taxes...............................................     (34)      --
  Indianapolis lease deferral...............................      67       --
                                                              ------   ------
     Net non-current deferred tax liability.................  $  (57)  $ (297)
                                                              ======   ======

The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                           2002      2001      2000
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current.................................................  $(8,927)  $   671   $10,534
Deferred................................................    1,111    (1,183)   (2,014)
                                                          -------   -------   -------
  Total.................................................  $(7,816)  $  (512)  $ 8,520
                                                          =======   =======   =======
Tax expense (benefit) from operations...................  $(7,302)  $  (512)  $ 8,520
Tax expense (benefit) from accounting change............     (514)       --        --
                                                          -------   -------   -------
  Total.................................................  $(7,816)  $  (512)  $ 8,520
                                                          =======   =======   =======

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

The reconciliation of income tax expense (benefit) computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows:

                                                             2002      2001      2000
                                                             -----     -----     ----
Tax at U.S. federal statutory rate.........................  (35.0)%   (35.0)%   35.0%
State income tax, net of federal benefit...................   (0.9)     (0.3)     1.9
Meals and entertainment....................................    0.6       8.9      0.5
Tax exempt interest........................................     --        --     (1.2)
Valuation allowance........................................    3.0        --
Other......................................................   (2.7)     (8.6)    (0.2)
                                                             -----     -----     ----
  Total....................................................  (35.0)%   (35.0)%   36.0%
                                                             =====     =====     ====

7.  EMPLOYEE BENEFIT PLANS

     The Company offers a 401(k) savings plan. Contributions to the plan are in the form of employee salary deferral, subject to discretionary employer-matching contributions. The Company's contributions to the plan were approximately $81,000, $86,000, and $95,000 in 2002, 2001, and 2000, respectively.

8.  DEBT

     At December 31, 2002 and 2001, the Company had an unused bank line of credit of $1.5 million. There were no amounts outstanding at December 31, 2002 and 2001. Advances on the line of credit are payable on demand, with interest at the bank's prime rate. The line of credit is secured by the Company's deposits with the bank.

9.  ASSET IMPAIRMENT AND STRATEGIC CHARGES

     During the third quarter of 2001, the Board of Directors of the Company adopted a formal exit plan with respect to the discontinuance of the Dayton Indy Lights Championship ("DILC") effective at the conclusion of the 2001 race season. This decision resulted from an in-depth analysis of the Company's development series conducted by management of the Company and Bain & Company, an independent consulting company. The analysis was initiated to determine the future viability of the DILC, operated by ARS. This analysis included discussions with DILC team owners and employees and discussions with Toyota Atlantics Championship ("TAC") team owners and employees. The TAC is operated by Pro-Motion. The analysis was completed in July, 2001.

     The Company reviewed the financial and operational performance of the DILC and the TAC. Based upon such analysis, and based upon the information gathered in discussions with team owners and employees, management of the Company concluded that due to the current environment for open-wheel racing in the United States, CART can only support one development series at this level. CART had many discussions with sponsors of the DILC and the TAC and concluded that the support of Toyota with the TAC and the equipment contracts in place for TAC supported the decision to discontinue the DILC at the conclusion of the 2001 race season to focus its support and efforts on one development series.

     In 2001, the Company recorded charges of $8.5 million related to the formal exit plan for the discontinuance of operations of the DILC. The Company recorded charges of $7.6 million related to the impairment of goodwill ($5.6 million) and a write-down of the carrying value of property and equipment ($2.0 million). The carrying value of the property and equipment that has been impaired primarily relates to engines owned by ARS and used in the DILC. The Company has fully depreciated and disposed of the engines.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     The Company also recorded charges of $885,000 in 2001 resulting from management's estimate of certain expenses following the decision by the Company to discontinue the DILC operations. These charges included provisions for doubtful accounts, severance payments and other settlement charges.

10.  COMMITMENTS AND CONTINGENCIES

     Revenue Agreements. The Company has entered into promoter, sponsorship and television agreements that extend through various dates, with the longest date expiring in the 2008 racing season. Under the promoter agreements, the Company is obligated to sanction Champ Car World Series racing events and provide related race management functions. Under the sponsorship agreements, the Company grants certain corporations official sponsorship status. In return the corporations receive recognition and status rights, event rights and product category exclusivity rights. Television agreements with various broadcast companies include production, time buys, sales and worldwide distribution of the Company's events.

     Team Assistance. Beginning in 2003 the Company will provide assistance to certain teams to ensure that there are a sufficient number of race cars competing in the Company's series. The Company will spend up to $30.0 million in team assistance, spread out over the race season, to make sure there are a sufficient number of healthy competitors for the 2003 season. In exchange for the team assistance the Company receives certain sponsorship rights from the team.

     Entrant Support Program. Beginning in 2003, the Company will provide financial assistance to teams that participate in the Champ Car World Series, including teams affiliated with our directors and/or 5% stockholders. The Entrant Support Program ("ESP") will provide up to $42,500 in cash payments to teams, per race, for each car entered into the series. In exchange for ESP payments, the Company receives certain sponsorship rights from the team.

     Television Time Buys. In 2003, the Company will buy the air time at approximately $240,000 per hour for the Company's CBS races. The Company anticipates having six two-and-one-half-hour shows in 2003.

     Off Balance Sheet Arrangements. In October 2002, the Company provided a deposit of $550,000 and a letter of credit in the amount of $1.7 million for the production of conversion kits for race car chassis for the 2003 season. The letter of credit guarantees that at least 20 of the kits would be purchased by the Company's race teams. As the kits are purchased, the letter of credit will be reduced accordingly. All 20 race kits have been purchased by the Company's race teams, and therefore, the deposit was refunded on February 27, 2003 and the letter of credit was canceled.

     Insurance. The Company is self-insured for the deductible amount ($50,000) on an insurance policy which provides accident medical expense benefits for participants of CART sanctioned races. Losses above the deductible amount are covered by the insurance policy.

     Employment Agreements. The Company has employment agreements with several of its officers. The employment agreements expire at various dates through December 2005. Certain of the employment agreements provide for a multiple of the individual's base salary in the event there is a termination of their employment as a result of a change in control in the Company.

     Guaranty. The Company has unconditionally guaranteed the full and prompt payment of a loan of Raceworks, LLC (see Note 18). This guaranty will remain in effect until the guaranteed obligation terminates, which is currently estimated to be July 2007. The maximum potential amount of future payments (undiscounted) the Company could be required to make under the guaranty include principal and accrued interest of $1,824,000 as of December 31, 2002, and reasonable costs of collections incurred by the lender, which cannot be reasonably estimated.

     The Company has not incurred any liability relative to its obligation under the guaranty as of December 31, 2002

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     Litigation. On September 8, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of Monterey. This lawsuit was filed by the heirs of Gonzolo Rodriguez, a race car driver who died on September 11, 1999 while driving his race car at the Laguna Seca Raceway in a practice session for the CART race event. The suit seeks damages in an unspecified amount for negligence and wrongful death. On November 5, 2001, a release signed by Mr. Rodriguez was upheld by the Court and the causes of action for negligence were dismissed based on the defendants' motion for summary judgment. The remaining count in the lawsuit was for willful and/or reckless conduct. On March 13, 2003 a jury verdict completely exonerating the Company was received. An appeal has been filed.

     On October 30, 2000, a complaint for damages was filed against the Company in the Superior Court of the State of California, County of San Bernardino. This lawsuit was filed by the estate of Greg Moore, a race car driver who died on October 31, 1999 while driving his race car at the California Speedway during the CART race event. The suit sought actual and punitive damages from the Company in an unspecified amount for breach of duty, wanton and reckless misconduct, breach of implied contract, battery, wrongful death and negligent infliction of emotional distress. On a motion for Summary Judgment, the complaint was dismissed on all counts on October 16, 2002. An appeal of the dismissal was filed. Management does not believe that the outcome of this lawsuit will have a material adverse affect on the Company's financial position or future results of operations.

     On November 8, 2001, two former team owners, DellaPenna Motorsports and Precision Preparation, Inc., filed suit against the Company in the Circuit Court for the County of Wayne, State of Michigan, each alleging damages in excess of $1.0 million for breach of contract, promissory estoppel, misrepresentation, and tortious interference with contract and business expectancy. The Company intends to vigorously defend itself in this lawsuit and does not believe the lawsuit has merit. The suit is currently in the discovery phase. Management does not believe that the outcome of this lawsuit will have a material adverse affect on the Company's financial position or future results of operations.

     On March 26, 2002, the Company filed a complaint against Joseph F. Heitzler, a former director and former chairman, chief executive officer and president of the Company in U.S. District Court, Eastern District of Michigan, Southern Division. The complaint alleges that Mr. Heitzler breached his employment contract, breached his fiduciary duties and intentionally or recklessly omitted to disclose information to the Company in order to induce the continuation of Mr. Heitzler's employment agreement. The suit seeks damages of an unspecified amount. This lawsuit has been removed to California. On March 28, 2002, Mr. Heitzler filed a complaint against the Company in the Superior Court of the State of California, County of Los Angeles. The suit seeks compensatory, exemplary and punitive damages in excess of $2.0 million for breach of contract, fraud, negligent misrepresentation, breach of covenant of good faith and fair dealing and declaratory relief. An amended complaint adding a count for tortious breach of contract in violation of public policy was filed on April 9, 2002. The Company intends to vigorously defend itself in this lawsuit. Management does not believe that the outcome of these lawsuits will have a material adverse affect on the Company's financial position or future results of operations.

     On July 9, 2002 a Demand for Arbitration was filed against the Company with the American Arbitration Association in Indianapolis, Indiana by Engine Developments Ltd. The Demand alleges that the Company breached an agreement to purchase engines and seeks unspecified damages. The claim is currently in the discovery stage. Management does not believe that an agreement was ever entered into and intends to vigorously defend itself. Management does not believe that the outcome of this Demand for Arbitration will have a material adverse affect on the Company's financial position or future results of operations.

     The Company is involved in other litigation not specifically identified above and does not believe the outcome of any of this litigation will have a material adverse affect on its financial position or future results of operation.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

11.  BAD DEBT -- SPONSORSHIP PARTNER

     Bad debt expense in 2000 of $6.3 million relates to a charge associated with the Company's sponsorship agreement with ISL Marketing AG ("ISL"). In 1998, ISL signed a nine (9) year contract to become the Company's exclusive marketing agent for solicitation of sponsorship agreements. The contract guaranteed the Company a minimum amount of sponsorship revenue for each year of the agreement. Following discussions with ISL, it was determined that ISL did not intend to fulfill its commitment with respect to the remaining years of the agreement under its original terms and collectibility of the guarantee for 2000 was uncertain. In June 2001, ISL declared bankruptcy in Switzerland.

12.  SEVERANCE EXPENSE

     During 2001, the Company recorded severance expense relating to the voluntary and involuntary resignation of certain employees, including the Company's President/CEO. These expenses amounted to $4.3 million and are included in administrative and indirect expenses.

     In June 2000, the Company's President/CEO announced his resignation. The former President/CEO entered into a severance agreement where the Company recorded a one-time severance payment of $2.8 million.

     At December 31, 2002 and 2001, severance payments of $2.3 million and $3.8 million, respectively, are accrued.

13.  STOCK OPTION PLANS

     1997 Stock Option Plan. In December 1997, the Board of Directors of the Company (the "Board") authorized, and the stockholders of the Company approved, a stock incentive plan for executive and key management employees of the Company and its subsidiaries, including a limited number of outside consultants and advisors, effective as of the completion of the initial public offering ("IPO") (the "1997 Stock Option Plan"). Under the 1997 Stock Option Plan, key employees, outside consultants and advisors (the "Participants") of the Company and its subsidiaries (as defined in the 1997 Stock Option Plan) may receive awards of stock options (both Nonqualified Options and Incentive Options, as defined in the Stock Option Plan). A maximum of 2,000,000 shares of common stock are subject to the 1997 Stock Option Plan. Options granted vest pro-rata over a three-year period. No stock option is exercisable after ten years from the date of the grant, subject to certain conditions and limitations. The purpose of the 1997 Stock Option Plan is to provide the Participants (including officers and directors who are also key employees) of the Company and its subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Company and its subsidiaries.

     In addition, in December 1997, the Board and the stockholders of the Company approved a Director Option Plan permitting the granting of non-qualified stock options ("Director NQSOs") for up to 100,000 shares of common stock to directors of the Company who are neither employees of the Company nor affiliates of a race team which participates in CART race events (an "Independent Director"). Each person who is first elected or appointed to serve as an Independent Director of the Company is automatically granted an option to purchase 10,000 shares of Company common stock. In addition, each individual who is re-elected as an Independent Director is automatically granted an option to purchase 5,000 shares of Company common stock each year on the date of the annual meeting of stockholders. Each of the options automatically granted upon election, appointment or re-election as an Independent Director are exercisable at a price equal to the fair market value of the common stock on the date of grant. In addition, each Independent Director may elect to receive stock options in lieu of any director's fees payable to such individuals.

     All Director NQSOs are immediately exercisable upon grant. The exercise price for all options may be paid in cash, shares of common stock of the Company or other property. If an Independent Director dies or

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

becomes ineligible to participate in the Director Option Plan due to disability, his Director NQSOs expire on the first anniversary of such event. If an Independent Director retires with the consent of the Company, his Director NQSOs expire 90 days after his retirement. In no event may a Director NQSO be exercised more than ten years from the date of grant. As of December 31, 2002 and 2001, there were 25,000 and 72,500, respectively, Director NQSOs issued and outstanding.

     No further options will be granted under either the 1997 Stock Option Plan or the Director's Stock Option Plan.

     The following table summarizes information about stock options under the 1997 Stock Option Plan and Directors Stock Option Plan during 2002, 2001 and 2000 as follows:

                                                                WEIGHTED         WEIGHTED
                                                 NUMBER OF      AVERAGE          AVERAGE
1997 DIRECTOR & STOCK OPTION PLAN                 SHARES     REMAINING LIFE   EXERCISE PRICE
---------------------------------                ---------   --------------   --------------
Options outstanding December 31, 1999 (357,559
  are exercisable).............................  1,166,288        3.4             $17.20
Granted........................................    439,650        9.6              21.28
Exercised......................................   (178,899)        --              16.00
Forfeited*.....................................   (721,550)        --              16.26
                                                 ---------        ---             ------
Options outstanding December 31, 2000 (274,157
  are exercisable).............................    705,489        7.6             $20.99
Exercised......................................     (6,667)        --              16.00
Forfeited......................................    (96,250)        --              24.18
                                                 ---------        ---             ------
Options outstanding December 31, 2001 (402,477
  are exercisable).............................    602,572        6.6             $20.50
Forfeited......................................    337,302         --              21.16
                                                 ---------        ---             ------
Options outstanding December 31, 2002 (256,287
  are exercisable).............................    265,270        4.1              19.67
                                                 =========        ===             ======

---------------

* 600,000 options were forfeited in exchange for a severance payment made to the Company's former CEO.

     The weighted average exercise price of exercisable options at December 31, 2002 was $19.67. Options outstanding at December 31, 2002 range in exercise price from $16.00 to $29.00.

     At December 31, 2002, 2001 and 2000, an additional 0, 0 and 1,173,185, respectively, shares were reserved for issuance under the 1997 Stock Option Plan and Directors Stock Option Plan.

     2001 Stock Option Plan. In May 2001, the Company's Board of Directors authorized and the stockholders of the Company approved a 2001 Long Term Stock Incentive Plan ("2001 Stock Option Plan"), which provides for grants of stock options to eligible participants including employees, officers, directors, consultants and other key persons. The 2001 Long Term Stock Incentive Plan authorizes the grant to participants of options to purchase up to 1,500,000 shares of the Company's common stock.

     No officer may be granted more than 500,000 options during any one fiscal year. Options are granted only to employees, officers, directors, consultants and other persons providing key services to the Company or a subsidiary and the purchase price of each option granted cannot be less than 100% of the fair market value of the common stock on the date of grant.

     Options granted under the Plan are incentive stock options or non-qualified stock options as defined under the Internal Revenue Code of 1986, as amended. The shares issued upon the exercise of options granted may

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

be previously unissued shares, reacquired shares, or shares bought in the market. The purchase price for all shares purchased pursuant to options exercised must be either paid in cash, or paid in full in common stock of the Company valued at fair market value on the date of exercise, or a combination of cash and common stock.

     The term of each option may not exceed ten years and, additionally, may not exceed twelve months following the termination of providing services to the Company, unless modified by the Compensation Committee.

                                                          WEIGHTED    WEIGHTED   WEIGHTED
                                                           AVERAGE    AVERAGE    AVERAGE
                                              NUMBER OF   REMAINING   EXERCISE     FAIR
2001 STOCK OPTION PLAN                         SHARES       LIFE       PRICE      VALUE
----------------------                        ---------   ---------   --------   --------
Options outstanding December 31, 2000
  (0 are exercisable).......................         --       --           --        --
  Granted...................................    851,250      9.8       $15.35     $7.47
  Forfeited.................................      2,800       --        14.68        --
Options outstanding December 31, 2001
  (40,000 are exercisable)..................    848,450      9.8       $15.30        --
  Granted...................................    553,250      9.5       $ 7.38     $5.71
  Forfeited.................................    265,650       --       $15.26        --
Options outstanding December 31, 2002
  (217,016 are exercisable).................  1,136,050      9.2       $11.49        --

     The weighted average price of exercisable options at December 31, 2002 was $14.14. Options outstanding at December 31, 2002 range in exercise price from $4.90 to $16.64. At December 31, 2002, 363,950 shares were reserved for issuance under the 2001 Stock Option Plan.

14.  SEGMENT REPORTING

     The Company currently has two reportable segments, sanctioning and race promotions. The Company previously had one reportable segment, Racing Operations. In March 2003, after the purchase of Raceworks, the Company realigned its reportable segments.

     Sanctioning encompasses all the business operations of organizing, marketing and staging all of our open-wheel racing events when we act as a sanctioning body as well as corporate expenses. We receive a sanction fee from the event promoter for our services that is either fixed or is based upon a profit sharing agreement. Sanction fees revenue, sponsorship revenue, television revenue, engine lease revenue, race distributions and race expenses, television expenses and administrative and indirect expenses are recognized in the sanctioning segment.

     Race promotions encompasses all the business operations of marketing and promoting our open-wheel racing events when we act as promoter and have exclusive rights to the event. We receive the revenues from the event and are responsible for the expenses of the event.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company's long-lived assets are substantially used in the racing operations segment in the United States.

                                                        YEARS ENDED DECEMBER 31,
                                               -------------------------------------------
                                                                RACE
                                               SANCTIONING   PROMOTIONS   OTHER*   TOTALS
                                               -----------   ----------   ------   -------
                                                             (IN THOUSANDS)
2002
Revenues.....................................    $55,729       $1,417     $  99    $57,245
Interest income..............................      3,749           --        13      3,762
Depreciation and amortization................      1,361           --        75      1,436
Segment loss before income taxes.............    (12,455)      (8,270)     (138)   (20,863)

2001
Revenues.....................................    $69,915       $   --     $ 348    $70,263
Interest income..............................      7,013           --        20      7,033
Depreciation and amortization................      1,395           --        98      1,493
Segment loss before income taxes.............     (1,421)          --       (41)    (1,462)

2000
Revenues.....................................    $74,425       $   --     $ 623    $75,048
Interest income..............................      7,447           --        16      7,463
Depreciation and amortization................      1,250           --       102      1,352
Segment income (loss) before income taxes....     24,135           --      (462)    23,673

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                -------------------------------------------
                                                                 RACE
                                                SANCTIONING   PROMOTIONS   OTHER*    TOTAL
                                                -----------   ----------   ------   -------
                                                             ($ IN THOUSANDS)
2003 (Unaudited)
Revenues......................................    $27,847      $10,628      $267    $38,742
Interest income (net).........................      1,113           --         8      1,121
Depreciation and amortization.................      2,798           --        44      2,842
Segment income (loss) before income taxes.....    (63,905)     (13,455)      113    (77,247)

---------------

* Segment is below the quantitative thresholds for presentation as a reportable segment. This segment is related to the Company's licensing royalties.

     Reconciliations to the consolidated balance sheets totals are as follows:

                                                                2002       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
Total assets for sanctioning segment........................  $114,194   $131,901
Total assets for race promotion segment.....................        --         --
                                                              --------   --------
Other assets................................................       257      1,040
                                                              --------   --------
Total consolidated assets...................................  $114,451   $132,941
                                                              ========   ========

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                                                              SEPTEMBER 30,
                                                                   2003
                                                              --------------
                                                              (IN THOUSANDS)
                                                               (UNAUDITED)
Total assets for sanctioning segment........................     $38,035
Total assets for race promotion segment.....................       4,915
Other assets................................................         703
                                                                 -------
Total consolidated assets...................................     $43,653
                                                                 =======

     Domestic and foreign revenues, which are allocated to each country based on sanction fees, sponsorship revenues and television revenues, the three years ended December 31 were as follows:

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                      -------------------------
                                         2003          2002        2002      2001      2000
                                      -----------   -----------   -------   -------   -------
                                      (UNAUDITED)   (UNAUDITED)
                                                          (IN THOUSANDS)
United States......................     $25,760       $24,499     $33,820   $40,717   $53,261
Canada.............................       6,371         6,501       6,500     7,032     7,618
Mexico.............................       2,774         2,941       6,704     2,590        --
Other foreign countries............       3,837         9,492      10,221    19,924    14,169
                                        -------       -------     -------   -------   -------
Total..............................     $38,742       $43,433     $57,245   $70,263   $75,048
                                        =======       =======     =======   =======   =======

     Revenues from one promoter in 2002 were $6.5 million, which exceeded 10% of total revenues.

15.  EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share ("EPS") excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings. Shares contingently issuable relate to shares that would have been outstanding under certain stock option plans (see
Note 13) upon the assumed exercise of dilutive stock options.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                               ---------------------------     -----------------------------------------
                                  2003            2002            2002            2001           2000
                               -----------     -----------     -----------     ----------     ----------
                               (UNAUDITED)     (UNAUDITED)     (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Net income (loss).........      $(77,907)       $(13,530)       $(14,517)       $  (950)       $15,153
                                ========        ========        ========        =======        =======
Basic EPS:
  Weighted average common
     shares outstanding...        14,718          14,718          14,718         15,289         15,624
                                ========        ========        ========        =======        =======
  Net earnings (loss) per
     common share,
     basic................      $  (5.29)       $  (0.85)       $  (0.92)       $ (0.06)       $  0.97
                                ========        ========        ========        =======        =======
Diluted EPS:
  Weighted average common
     shares outstanding...        14,718          14,718          14,718         15,289         15,624
  Shares contingently
     issuable.............            --              --              --             --             33
                                --------        --------        --------        -------        -------
  Shares applicable to
     diluted earnings.....        14,718          14,718          14,718         15,289         15,657
                                ========        ========        ========        =======        =======
  Net earnings (loss) per
     common share,
     diluted..............      $  (5.29)       $  (0.85)       $  (0.92)       $ (0.06)       $  0.97
                                ========        ========        ========        =======        =======

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     In 2002, due to a loss from operations, 20,000 incremental shares relating to the dilutive effect of stock options were excluded from the calculation of diluted loss per share due to their anti-dilutive effect. In 2001, 1,000 incremental shares were excluded from the calculation of diluted loss per share due to their anti-dilutive effect.

16.  RELATED PARTY TRANSACTIONS

     The Company has entered into, and will continue to enter into transactions with entities that are affiliated with the Company's directors and/or 5% stockholders (related parties).

     The Company receives sanction fees from promoters affiliated with related parties. Total sanction fee revenue related to these entities for 2002, 2001 and 2000 was approximately $10.6 million, $12.7 million and $6.4 million, respectively. No sanction fees from a single related entity provided more than 10% of the Company's revenues in 2002, 2001 and 2000.

     The Company rented track facilities from promoters affiliated with related parties. Total track rental expense related to these entities for 2002, 2001, and 2000 was approximately $853,000, $59,000 and $28,000, respectively.

     At December 31, 2002 and 2001, the Company has accounts receivable of approximately $566,000 and $1.7 million, respectively, due from related parties. The receivables relate to billings associated with sanction fees and miscellaneous team and promoter charges.

     The Company receives entry fees and other race-related income to participate in the Champ Car Series from teams affiliated with related parties. Such fees received from teams amounted to $655,000, $710,000 and $1.4 million in 2002, 2001 and 2000, respectively.

     The Company disburses purse winnings, awards and participation payments to teams affiliated with related parties. Total purse winnings and awards related to these teams for 2002, 2001 and 2000 were $11.3 million, $6.4 million and $10.1 million, respectively.

     In 2003, the Company has committed to lease engines and provide financial assistance to teams affiliated with related parties. Total engine lease income and financial assistance related to the entities will be $700,000 and $14.7 million, respectively.

     The Company paid for at-track rights to promoters affiliated with related parties in order to satisfy contractual obligations with certain sponsors. Total at-track rights related to these entities for 2002, 2001 and 2000 were $400,000, $500,000 and $800,000, respectively.

     The Company paid for marketing expenses to promoters affiliated with related parties. Total marketing expenses related to these promoters for 2002, 2001 and 2000 were $700,000, $616,000 and $0, respectively.

     In 2001, the Company subsidized overseas travel expense for teams affiliated with related parties. Total travel reimbursements for those teams were $1.7 million.

     The Company pays royalties to teams and promoters affiliated with related parties. Total royalty expense for these entities for 2002, 2001 and 2000 were $46,000, $40,000 and $69,000, respectively.

     At December 31, 2002 and 2001, the Company has accounts payable and royalties payable of approximately $46,000 and $442,000, respectively, due to teams and promoters affiliated with related parties.

     In 2001, the Company repurchased 80,000 shares at the market price of $14.50 per share from a Director of the Company. The repurchase was made in compliance with the Company's repurchase program that was authorized by the Board of Directors in April 2001.

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

     An officer of the Company is a principal in a law firm which received fees for legal services provided to the Company. Such fees amounted to approximately $125,000, $126,000 and $172,000 in 2002, 2001 and 2000, respectively.

17.  SUMMARIZED QUARTERLY DATA (UNAUDITED)

     Following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

                                               FIRST    SECOND     THIRD    FOURTH     TOTAL
                                              -------   -------   -------   -------   --------
                                                 (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
2002
Total revenues..............................  $ 5,603   $19,292   $18,537   $13,813   $ 57,245
Operating income (loss).....................   (2,001)   (6,759)  (13,667)   (2,224)   (24,651)
Net income (loss) before effect of
  accounting change.........................     (594)   (3,668)   (8,310)     (989)   (13,561)
Cumulative effect of accounting change......     (956)       --        --        --       (956)
                                              -------   -------   -------   -------   --------
Net income (loss) after effect of accounting
  change....................................  $(1,550)  $(3,668)  $(8,310)  $  (989)  $(14,517)
                                              =======   =======   =======   =======   ========
Earnings (loss) per share before cumulative
  effect of accounting change:
  Basic.....................................  $ (0.04)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.92)
                                              =======   =======   =======   =======   ========
  Diluted...................................  $ (0.04)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.92)
                                              =======   =======   =======   =======   ========
Earnings (loss) per share after before
  cumulative effect of accounting change:
  Basic.....................................  $ (0.11)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.99)
                                              =======   =======   =======   =======   ========
  Diluted...................................  $ (0.11)  $ (0.25)  $ (0.56)  $ (0.07)  $  (0.99)
                                              =======   =======   =======   =======   ========

                                              FIRST    SECOND     THIRD      FOURTH     TOTAL
                                             -------   -------   -------     -------   -------
                                                 (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
2001
Total revenues.............................  $ 6,439   $19,785   $29,559     $14,480   $70,263
Operating income (loss)....................   (1,849)    4,157    (4,439)     (6,364)   (8,495)
                                             -------   -------   -------     -------   -------
Net income (loss)..........................  $    81   $ 3,949   $(1,710)(1) $(3,270)  $  (950)
                                             =======   =======   =======     =======   =======
Basic earnings (loss) per share............  $  0.01   $  0.25   $ (0.11)    $ (0.21)  $ (0.06)
                                             =======   =======   =======     =======   =======
Diluted earnings (loss) per share..........  $  0.01   $  0.25   $ (0.11)    $ (0.21)  $ (0.06)
                                             =======   =======   =======     =======   =======

---------------

(1) Includes asset impairment and strategic charges of $8.5 million relating to the discontinuance of our Indy Lights series and litigation expense of $3.5 million that was a result of a settlement with Texas Motor Speedway for the cancellation of a race that was to be held in April 2001.

18.  ACQUISITION OF RACEWORKS, LLC

     On March 7, 2003, the Company acquired 100 percent (100%) of the membership interests in Raceworks, LLC ("Raceworks"). The aggregate purchase price was $1.2 million including $473,000 of cash

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

and a promissory note of $722,000 without interest. Raceworks is a motorsports promotion company and holds a revocable license agreement to annually conduct a street race in downtown Miami through 2017, with an option to extend for an additional ten (10) years.

19.  SUBSEQUENT EVENTS (UNAUDITED)

     Basis of presentation. In 2003, CART, Inc. began to self-promote races and produce and market its own television programming. The following also occurred in 2003: (1) race promoters, who are critical partners in the Champ Car World Series, also experienced a deterioration in their financial condition causing reduced sanction fees and a change in CART's business model including the promotion of CART-sanctioned events, (2) certain teams and two of the three engine manufacturers which supplied engines for the Champ Car World Series left the series to participate in the Indy Racing League, and (3) CART, Inc. was required to expend significant amounts of capital on entry support programs and team participation payments to encourage teams to remain in the Champ Car World Series. However, the Company's attempts to improve operations have been unsuccessful.

     On September 10, 2003, the Company and Open Wheel Racing Series, LLC ("Open Wheel") announced that they had signed a definitive merger agreement providing for Open Wheel to acquire the Company for cash equivalent to $0.56 per share, based on the number of shares of Company common stock then outstanding (which the Company will not take any action to increase while the proposed transaction is pending). The merger is subject to adoption by the Company's stockholders.

     If the proposed merger with Open Wheel is not completed for any reason, and if no strategic transaction that is an alternative to the merger is available to the Company, it is expected that the Company will be required immediately to cease operations, wind up its affairs and seek to liquidate the remaining assets of the Company. Consequently, the Company would expect that CART, Inc. and other subsidiaries would discontinue racing and other operations and commence liquidation. Additionally, unanticipated events, delays in collecting accounts receivable, or other factors could result in an inability to fund all of the obligations of the Company with cash reserves.

     These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Raceworks, LLC. Raceworks, LLC ("Raceworks"), which was acquired on March 7, 2003, is a motorsports promotion company that holds a revocable license agreement to annually conduct a street race in downtown Miami, Florida through 2017. Operating results and cash flows of Raceworks were significantly lower than expected during the quarter ended September 30, 2003, which we considered to be an indication of impairment. The Company assessed the carrying value of the long-lived assets of Raceworks at September 30, 2003 and recognized a non-cash asset impairment charge of $2,038,000 for the period ended September 30, 2003. The Company also recognized a non-cash asset impairment charge of $1,262,000 to write-off goodwill and other intangible assets related to the purchase of Raceworks.

     Litigation. Certain litigation matters, as disclosed in Note 10, were settled in 2003, as follows:

     - The DellaPenna Motorsports and Precision Preparation, Inc. claim was settled in May 2003 for $400,000.

     - The Joseph F. Heitzer claim was settled in August 2003 for $1.7 million.

     - The Engine Developments Ltd claim was settled in July 2003 for $1.75 million.

     In August 2003, an arbitration panel determined that Action Performance Companies, Inc. failed to prove its claim for breach of implied good faith and fair dealing or fraud, but did find that the Company had

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

breached a retail licensing agreement. Consequently, the Company paid the amount of the award, $931,588, in September 2003. Prior to the Arbitration Panel's determination, the Company expected to prevail in this matter.

     Debt. At June 30, 2003 and September 30, 2003, the Company was in default of a minimum stockholders' equity financial covenant on its $1.8 million term loan assumed in the acquisition of Raceworks. As a result, the entire amount of the note has been classified as current.

     Upon completion of the Miami race on September 28, 2003, $472,000 of the contingent promissory note was due on October 8, 2003. The Company did not make the payment, and therefore, is in default. Because of the default, the remaining $250,000 became due. The Company has classified the $722,000 note as current at September 30, 2003.

                                  SCHEDULE II

                      CHAMPIONSHIP AUTO RACING TEAMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                CHARGED                       BALANCE
                                                  BEGINNING     TO COSTS                      AT END
DESCRIPTION                                       OF PERIOD   AND EXPENSES   DEDUCTIONS(1)   OF PERIOD
-----------                                       ---------   ------------   -------------   ---------
                                                                     (IN THOUSANDS)
Allowance for doubtful accounts (deducted from
  accounts receivable):
  Year Ended December 31, 2002..................   $7,388        $1,223         $7,329        $1,282
  Year Ended December 31, 2001..................    6,539         1,077            328         7,388
  Year Ended December 31, 2000..................      250         6,546            257         6,539
Allowance for doubtful notes (deducted from
  notes receivable):
  Year Ended December 31, 2002..................   $  219        $    0         $  198        $   21
  Year Ended December 31, 2001..................        0           219              0           219

---------------

(1) Accounts deemed to be uncollectible.

                                       S-1